Exhibit 99.1

Biomerica Announces Reverse Stock Split

Shares Expected to Begin Trading on Split-Adjusted Basis on April 21, 2025

IRVINE, Calif., April 16, 2025 (GLOBE NEWSWIRE) – Biomerica, Inc. (NASDAQ: BMRA) (“Biomerica”), a global provider of advanced medical products, today announced that it will implement a 1-for-8 reverse stock split of the issued and outstanding shares of its common stock (the “Reverse Stock Split”), effective at 12:01 a.m. Eastern time on April 21, 2025. Biomerica’s common stock is expected to begin trading on a split-adjusted basis when the market opens on Monday, April 21, 2025, and will continue to trade on The Nasdaq Capital Market under the symbol “BMRA.” The new CUSIP number for the common stock will be 09061H406.

The Reverse Stock Split is intended to increase the bid price of the common stock to enable Biomerica to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Biomerica’s stockholders authorized the reverse stock split at Biomerica’s 2024 Annual Meeting of the Stockholders held on December 13, 2024 (“2024 Annual Meeting”), with the final ratio subsequently determined by Biomerica’s Board of Directors.

As a result of the Reverse Stock Split, every 8 shares of Biomerica’s pre-split common stock issued and outstanding will be automatically reclassified as and converted into one new share of Biomerica’s common stock. This will reduce the number of shares outstanding from approximately 20,366,095 million shares to approximately 2,545,762 million shares and the number of authorized shares of Biomerica’s common stock will not change. Stockholders who would otherwise be entitled to receive a fractional share will instead automatically have their fractional interests rounded up to the next whole share, after aggregating all the fractional interests of a holder resulting from the Reverse Stock Split. Proportionate adjustments will be made to the number of shares of Biomerica’s common stock underlying equity awards and the exercise prices of options issued under Biomerica’s stock incentive plans, and the number of shares available under Biomerica’s stock incentive plans, as applicable. The Reverse Stock Split will not affect the par value of the common stock.

The combination of, and reduction in, the issued shares of common stock as a result of the Reverse Stock Split will occur automatically at the effective time of the Reverse Stock Split without any additional action on the part of Biomerica’s stockholders. Biomerica’s transfer agent, Issuer Direct Corporation, is acting as the exchange agent for the Reverse Stock Split and will send stockholders of record holding their shares electronically in book-entry form a transaction notice indicating the number of shares of common stock held after the Reverse Stock Split. Stockholders who hold their shares through a broker, bank, or other nominee will have their positions adjusted to reflect the Reverse Stock Split, subject to their broker, bank, or other nominee’s particular processes, and are not expected to be required to take any action in connection with the Reverse Stock Split.

Additional information regarding the Reverse Stock Split can be found in Biomerica’s definitive proxy statement for the 2024 Annual Meeting, which was filed with the U.S. Securities and Exchange Commission on September 30, 2024, a copy of which is available at www.sec.gov and on Biomerica’s website.

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com ) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point-of-care (in home and in physicians’ offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company’s products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica primarily focuses on gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development.

About inFoods®

The inFoods IBS test involves a simple blood collection procedure and is designed to assess a patient’s above normal immunoreactivity to specific foods. Instead of difficult to manage broad dietary restrictions, physicians can now use the inFoods IBS information to make targeted, patient-specific recommendations about specific foods that, when removed from the diet, may alleviate IBS symptoms such as pain, bloating, diarrhea and constipation. Further information about Biomerica’s patented inFoods® Technology Platform can be found at: https://biomerica.com/inFoods/our-technology/. The inFoods IBS clinical study was performed at several prominent centers including Mayo Clinic, Beth Israel Deaconess Medical Center Inc. - a Harvard Medical School Teaching Hospital, Houston Methodist Hospital, and the University of Michigan. The clinical results for improvement in the Abdominal Pain Intensity (API) responder endpoint of >30%, for IBS patients in the treatment diet arm had a statistically significant improvement over patients in the placebo diet arm (p-value of 0.0246). The improvement for patients in the treatment arm versus the placebo arm is considered clinically significant and is similar and, in some cases, better than the current drugs in the market.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the Company’s current and future cash position, balance sheet, cost savings, sales, revenues, overhead, expenses, cost of goods, operations, and earnings; the Company’s need for raising additional capital; the Company’s expected sales growth for the Company’s inFoods IBS product, Hp Detect product and other existing products; and diversification of the Company’s revenue streams. Such forward-looking information is based upon the current beliefs and expectations of management and involves important risks and uncertainties that could significantly affect anticipated results. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Factors that could cause actual results to differ from those expressed in the forward-looking statements are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC, and available on the SEC’s website (www.sec.gov). The Company is under no obligation to update any forward-looking statements after the date of this release.

Corporate Contact:

Zack Irani

949-645-2111

investors@biomerica.com

Source: Biomerica, Inc.